                                                                    Exhibit 23.2



                        Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Knowledge Adventure, Inc. 1993 Stock Option Plan and certain individual stock option agreements of our report dated March 19, 1996, with respect to the consolidated financial statements and schedule of CUC International Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 1996 and our report dated September 12, 1996 with respect to the consolidated financial statements of CUC International Inc. included in its Current Report (Form 8-K) dated July 24, 1996, filed with the Securities and Exchange Commission.

                                         ERNST & YOUNG LLP


Stamford, Connecticut
February 11, 1997